LOGO        Exhibit 10.6

November 3, 2025
Ethan Brown
Chief Executive Officer
Beyond Meat, Inc.
888 North Douglas Street
Suite 100
El Segundo, California 90245
United States

Re: Agreement for Consulting Services – Addendum 1

This letter is addendum 1 (“Addendum 1”) to the agreement between AP Services, LLC (“AlixPartners”) and Beyond Meat, Inc. (the “Company”) dated August 6, 2025 (the “Engagement Letter”). Unless otherwise modified herein, the terms and conditions of the Engagement Letter remain in full force and effect. Capitalized terms not otherwise defined herein shall have the meaning given to them in the Engagement Letter. If there is any conflict between the terms of this Addendum 1 and the Engagement Letter, Addendum 1 will prevail.

The following is in addition to the Engagement Letter:

Background

Based on our discussions to date, AlixPartners understands that the Company desires assistance from AlixPartners in assessing the effectiveness of its marketing spend. Specifically, the Company would like for AlixPartners to develop a Marketing Mix Model ("MMM") to support efforts to develop an optimized, efficient marketing spend strategy that can support the Company's overall revenue and growth objectives.

This requested work is in addition to the scope of services contemplated in the Engagement Letter. In accordance with the terms of the Engagement Letter, this Addendum 1 is intended to outline the scope of the additional services requested by the Company, the fees associated with those services, and payment terms.

Services

The responsibilities of AlixPartners will be as follows:
•Quantify the sales contribution and ROI / ROAS of each current marketing channel
•Determine the diminishing returns of each channel with a particular focus on shopper marketing
•Determine the optimal amount of spend by channel to maximize profitable sales
•Design a match-market test to validate hypotheses

Oversight

AlixPartners recommends a Steering Committee composed of members of the Company's Sales and Marketing management team, and an AlixPartners representative, to oversee the Addendum
AlixPartners | 865 S. Figueroa | Suite 2310 | Los Angeles, CA 90017 | 213.437.7100 | alixpartners.com

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Beyond Meat, Inc.
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1 work. The Steering Committee should be kept small to aid in scheduling and to drive efficient decision making.

Staffing

John Boken, Simon Negri, and Randolph Burt will be responsible for the engagement, supported by the AlixPartners personnel necessary to complete the services provided under this Addendum 1. In addition, AlixPartners and its Affiliates have relationships with, and may periodically use, independent contractors with specialized skills and abilities to assist in this engagement. In any case, AlixPartners will not subcontract any of the services or other obligations under this Agreement without the prior written consent of the Company.

Timing and Fees

AlixPartners commenced work on the services outlined in this Addendum 1 on or about October 6, 2025 in anticipation of receiving a fully executed copy of Addendum 1.

The Company shall compensate AlixPartners for the services outlined in this Addendum 1, and reimburse AlixPartners for expenses, as set forth on Schedule 1.
* * *
By signing below, the Company acknowledges its engagement of AlixPartners subject to the terms of this Addendum 1 and the Engagement Letter.

Sincerely yours,

/s/ John Boken	/s/ Simon Negri	/s/ Randoph Burt
John Boken	Simon Negri	Randolph Burt
Partner & Managing Director	Partner & Managing Director	Partner & Managing Director

For and on behalf of AP Services, LLC

Agreement and acceptance confirmed

By: /s/ Ethan Brown[counterpartySignerSignature_PiMs0dl]
Its: CEO
Dated: 11/4/25
For and on behalf of Beyond Meat, Inc.

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Schedule 1
Fees and Expenses

1.Fees: AlixPartners agrees to professional fees of USD 70,000 per week for four weeks (total of $280,000) for the services outlined in this Addendum 1, subject to the scope, assumptions and personnel requirements herein remaining unchanged (the “Engagement Fee”). If changes occur with respect to such scope, assumptions and/or personnel requirements, including those due to unforeseen events, the Parties will meet in good faith and agree to a revised Engagement Fee.

AlixPartners' total fees include any retainer, break fee, or success fee payable hereunder, if any (together, the “Fees”).

2.Success Fee: AlixPartners does not seek a success fee in connection with this Addendum 1.

3.Expenses: Expenses shall be reimbursed in accordance with the terms of the Engagement Letter.

4.Break Fee: AlixPartners does not require a break fee in connection with this Addendum 1.

5.Retainer: AlixPartners does not require a retainer in connection with this Addendum 1.

6.Payment: AlixPartners will submit two invoices for Fees earned and expenses incurred in connection with the services outlined in this Addendum 1. The first invoice will be submitted to the Company no later than October 29, 2025 and the second invoice will be issued to the Company by November 4, 2025. All invoices shall be due and payable upon receipt.
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Data Protection Schedule
Description of Transfer

AlixPartners will generally not process any Personal Data on behalf of the Company under the Agreement but will receive and potentially process personal details of employees/contractors of the Company who will be involved in the services to which this engagement relates such as name, job title, email address, telephone number. AlixPartners will use such personal details (i) for the purpose of communicating about the services to which this engagement relates and performing the services under the Agreement and (ii) for the duration necessary for the delivery of the services under the Agreement.

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